Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation of our report dated September 23, 2013 relating to the consolidated financial statements of Precision Optics Corporation, Inc. and subsidiaries for the year ended June 30, 2013 included in this Form 10-K, into the Company’s previously filed Registration Statement Nos. 333-110946, 333-128628, and 333-177330 on Form S-8.

/s/ Stowe & Degon LLC

September 30, 2013

Westborough, Massachusetts